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                             PARTICIPATION AGREEMENT

         THIS PARTICIPATION AGREEMENT ("Participation Agreement") dated as of March 12, 1998 is by and between RESOURCE PROPERTIES XLIX, INC. ("RPI 49") and RAIT PARTNERSHIP, L.P., a Delaware limited partnership ("RAIT").

                                   BACKGROUND

         A. On the date hereof RPI 49 shall acquire legal title to that certain loan (the "Loan") which is subject to the documents, instruments and agreements (the "Loan Documents") set forth on Exhibit "A" hereto from Dai-Ichi Kangyo Bank, Limited, New York Branch ("Dai-Ichi"). The Loan Documents create a first priority mortgage lien on that certain real property located in Washington, D.C., commonly known as the Evening Star Building, and more fully described on Exhibit "B" hereto (the "Property").

         B. RAIT and RPI 49 will each contribute a portion of the funds necessary to purchase the Loan and they desire that each of them have an ownership interest in the Loan subject to the terms and conditions set forth in this Participation Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. THE LOAN.

         a. Contributions; Structure.

         (1) Cost. The price payable to Dai-Ichi for the Loan is $85,500,000. An additional $2,500,000 of costs, expenses, fees and other third party payments is anticipated to be incurred in connection with the purchase of the Loan, so that the aggregate cost of the Loan will be deemed to be $88,000,000 (the "Cost") for the purposes of this Participation Agreement. RPI 49 will contribute $78,000,000 of the Cost (the "RPI 49 Contribution"), which will include $55,000,000 (the "Purchase Money Financing") which RPI 49 shall borrow from Merrill Lynch Mortgage Capital, Inc. (the "Purchase Money Lender"). RAIT will contribute $10,000,000 of the Cost (the "RAIT Contribution"). To the extent that the Cost is other than $88,000,000, the RPI 49 Contribution shall be increased or reduced by like amount.

         (2) Loan Subject to Purchase Money Financing. RPI 49 and RAIT hereby acknowledge, agree and covenant that the Loan is and shall be subject to an absolute perfected first priority security interest of the Purchase Money Lender and that the interests of RPI 49 and RAIT in and to the Loan and Loan Documents, and in and to any proceeds or rights to payment therefrom are and shall be completely and absolutely subject and subordinate to the Purchase Money Lender's security interest and the Purchase Money Lender's right to payment from the proceeds and payments from the Loan. As between RAIT and RPI 49, RPI 49 shall have legal ownership of the Loan, in its name, on behalf of itself and RAIT as their respective interests shall be described in

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this Participation Agreement. RAIT agrees that it shall not be regarded as a creditor of RPI 49 and will, at the request of the Purchase Money Lender, execute a standstill agreement and such other agreements satisfactory to the Purchase Money Lender in which RAIT will agree to and confirm the terms and conditions regarding the subordination of its Participation Interest (as hereinafter defined) to the Purchase Money Financing.

         b. Interests. RAIT shall own a Ten Million Dollar ($10,000,000) participation interest (the "Participation Interest") in the Loan and Loan Documents senior to the interest of RPI 49 in and to the Loan and Loan Documents but subject and subordinate to the interests of the Purchase Money Lender in and to the Loan and Loan Documents. RPI 49 will own the balance of the Loan (the "Subordinate Interest"). At Closing, RPI 49 shall issue to RAIT a Participation Certificate in the form of Exhibit C attached hereto, evidencing RAIT's Participation Interest, which Participation Certificate shall acknowledge and recite that it is subject and subordinate to the interests of the Purchase Money Lender.

         2. PROPERTY; NET CASH FLOW.

         a. Bankruptcy; Liquidating Agent.

         (1) Plan of Reorganization. The Property is currently subject to Lender's Plan of Reorganization (the "Plan") confirmed by the United States Bankruptcy Court for the District of Columbia in the matter "In Re: The Avenue All Stars Limited Partnership, Case No. 97-1386". Pursuant to the Plan, RPI 49, as successor to, and designee of, Dai-Ichi, is entitled, as "Lender", to (i) appoint, in its sole discretion, a "Liquidating Agent" to manage, control and take possession of the Property and (ii) to, at any time on or before June 30, 1998, designate any party to take legal title to the Property (an "Equity Holder").

         (2) Liquidating Agent. RAIT and RPI hereby agree that, subject to the approval of the Purchase Money Lender, Brandywine Construction & Management, Inc. shall be appointed as Liquidating Agent as of Closing. RPI 49 agrees that, subject to the rights of the Purchase Money Lender, it will designate an Equity Holder after consulting with RAIT. It is expressly agreed that RAIT may not, in any manner whatsoever, interfere with, delay or otherwise impair Purchase Money Lender's rights to require designation of an Equity Holder. As long as the Purchase Money Financing shall be outstanding, the Liquidating Agent shall be irrevocably instructed to make all payments due thereon to the Purchase Money Lender prior to making any payments to RAIT or RPI 49.

         (3) Designation of Manager. Any designation of an Equity Holder will be conditioned on the appointment by RPI 49, after consulting with RAIT of a "Property Manager" who will manage the Property and make all payments in accordance herewith and with the Purchase Money Financing. It is expressly agreed that RAIT may

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not, in any manner whatsoever, interfere with, delay or otherwise impair
Purchase Money Lender's rights to require appointment (or replacement) of a Property Manager. As long as the Purchase Money Financing shall be outstanding, the Property Manager shall be irrevocably instructed to make all payments due thereon to the Purchase Money Lender prior to making any payments to RAIT or RPI 49.


         b. Net Cash Flow.

         (1) RPI 49 to Collect Net Cash Flow. RPI 49 and RAIT agree that RPI 49 shall receive all Net Cash Flow (as later defined in this Section 2.b.) from the Liquidating Agent or Property Manager, in accordance with the provisions of the Purchase Money Financing and such funds shall be deposited in the Borrower Collection Account in accordance with the terms of the Purchase Money Financing documents. The term "Net Cash Flow" shall mean (i) all moneys from whatever source derived, on account of the Loan or Loan Documents, or as proceeds or from the Property in any manner whatsoever, less (ii) payments of reasonable, necessary and appropriate expenses and costs of maintaining, operating and managing the Property, pursuant to the Property Operating Budget (under and as defined in the Purchase Money Financing) and less (iii) all interest, principal and other payments due pursuant to the Purchase Money Financing.

         (2) Payments of Net Cash Flow. Provided RPI 49 is otherwise entitled to receive Net Cash Flow pursuant to the terms of the Purchase Money Financing documents, then RPI 49 shall distribute Net Cash Flow each month: (i) first to RAIT in an amount equal to pay interest on its Participation Interest at the annual rate of ten percent (10%) per annum; and (ii) the balance to RPI 49 on account of its Subordinate Interest. Notwithstanding the forgoing, if any Net Cash Flow represents principal payments, or if the Property shall be sold or refinanced and proceeds shall remain after the payment in full of the Purchase Money Financing, such Net Cash Flow (or sale or refinance proceeds) shall be paid to RAIT until its Participation Interest shall have been paid in full. It is the intent of RAIT and RPI 49 that, provided all payments under the Purchase Money Financing have been made and RPI 49 is otherwise entitled to receive Net Cash Flow under the Purchase Money Financing documents, to the extent of payments required pursuant to this section, the Participation Interest of RAIT shall be superior and first in payment to the Subordinate Interest, and RAIT shall be entitled to receive all amounts due to it each month prior to RPI 49 receiving any payments in such month on account of its Subordinated Interest.

         c. Loan Administration. RPI 49 will administer the Loan, receiving all Net Cash Flow from the Property Manager and/or the Liquidating Agent and holding or distributing the same as required under the Purchase Money Financing documents and this Agreement. RPI 49 shall provide, or cause to be provided, monthly statements to RAIT of all revenues and expenses of the Property within fifteen (15) days after the end of each month. The sole responsibilities of RPI 49 shall be to attend to the administration of the Loan Documents, to keep accurate books and records with respect

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thereto and to administer the Loan as set forth herein. RPI 49 will not be liable to RAIT for any action taken or omitted, or for any error in judgment, except as the same may arise from its negligence or misconduct.

         3. CLOSING. The closing (the "Closing") of the acquisition of the Loan and Loan Documents from Dai-Ichi and of the Purchase Money Financing as described herein shall be consummated on March 12, 1998 (the "Closing Date"). At
Closing:

         a. RPI 49 Deliveries. RPI 49 shall deliver to RAIT:

            (1) The original Participation Certificate; and

            (2) A copy of each other Loan Document.

         b. RAIT Deliveries. RAIT shall deliver to RPI 49 a wire transfer of the RAIT Contribution.

         4. DEFAULT AND ENFORCEMENT.

         a. Default Under Loan Documents. In accordance with Section 2.c. and subject to the provisions of Section 1.a.2., the Loan Documents shall be enforced and the Collateral shall be dealt with by RPI 49 on behalf of itself and RAIT, with the consent of the Purchase Money Lender. Simultaneous with the sending of a notice of any event of default under any of the Loan Documents (a "Loan Default"), RPI 49 shall send such notice to the Purchase Money Lender and to RAIT.

         b. Default Under this Agreement.

         (1) Events of Default Affecting RAIT. Any of the following shall be deemed Events of Default affecting RAIT under this Participation Agreement:

             (A) If RPI 49 should:

                 i. apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of any of its property;

                 ii. be unable to pay its debts as they mature or admit in writing its inability to pay such debts;

                 iii. make a general assignment for the benefit of creditors;


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                  iv. be adjudicated a bankrupt or insolvent; or

                  v. file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, debt readjustment, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceedings under any such law or if any action shall be taken by RPI 49 for the purpose of effecting any of the foregoing.

                  vi. If any order, judgment or decree shall be entered, without the application, approval or consent of RAIT, by any court of competent jurisdiction, approving a petition seeking reorganization of RPI 49, appointing a receiver, trustee or liquidator of RPI 49 or of all or a substantial part of any of its assets, and such order, judgment of decree shall continue unstayed and in effect for a period of 30 days from the date of entry thereof.

         (B) If Net Cash Flow shall be insufficient to pay when due amounts owed to RAIT with respect to its Participation Interest.

         (C) If RPI 49 shall not disburse amounts to RAIT in accordance with this Participation Agreement.

         (2) Events of Default Affecting RPI 49. Any of the following shall be deemed Events of Default affecting RPI 49 under this Participation Agreement:

         (A) If RAIT should:

                  i. apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of any of its property;

                  ii. be unable to pay its debts as they mature or admit in writing its inability to pay such debts;

                  iii. make a general assignment for the benefit of creditors;

                  iv. be adjudicated a bankrupt or insolvent; or

                  v. file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, debt readjustment, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceedings under any such law or if any action shall be taken by RAIT for the purpose of effecting any of the foregoing.


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                  vi. If any order, judgment or decree shall be entered, without the application, approval or consent of RPI 49, by any court of competent jurisdiction, approving a petition seeking reorganization of RAIT, appointing a receiver, trustee or liquidator of RAIT or of all or a substantial part of any of its assets, and such order, judgment of decree shall continue unstayed and in effect for a period of 30 days from the date of entry thereof.


         (3) Remedies.

         (A) Affecting RAIT. If an Event of Default affecting RAIT hereunder shall occur and not be cured within ten (10) days after written notice of the same from RAIT to RPI 49, then, provided there is not an event of default then in existence under the Purchase Money Financing, all Net Cash Flow available for distribution and to which RPI 49 is entitled under the Purchase Money Financing documents shall be paid by RPI 49 to RAIT to apply first to accrued interest on its Participation Interest and then to reduce its Participation Interest until such Participation Interest shall have been paid in full.

         (B) Affecting RPI 49. If an Event of Default affecting RPI 49 hereunder shall occur and not be cured within ten (10) days after written notice of the same from RPI 49 to RAIT, then, provided there is not an event of default then in existence under the Purchase Money Financing, all Net Cash Flow available for distribution and to which RPI 49 is entitled under the Purchase Money Financing documents shall be paid to RPI 49 to apply first to accrued interest on its Subordinate Interest and then to reduce its Subordinate Interest until such Subordinate Interest shall have been paid in full.

         c. Transfer of Legal Title to Loan Holder. If RPI 49 or RAIT shall acquire legal title to the Property, which may only occur with the written consent of the Purchase Money Lender, as a result of exercise of remedies pursuant to a Loan Default, Net Cash Flow from the Property shall be distributed in accordance with the priority of distributions established hereunder.

         5. REPRESENTATIONS AND WARRANTIES OF RPI 49. RPI 49 hereby represents, warrants and covenants to RAIT that:

         a. It is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power to execute this Participation Agreement and to consummate the transactions contemplated herein;

         b. This Participation Agreement has been duly authorized, is valid and enforceable against any law, rule, regulation, order or agreement by which resource is bound and the execution, delivery and performance of this Participation Agreement by

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RPI 49 will not result in and has not resulted in any breach of any provision of, or constitute a default under (or an event which, with or without notice and/or lapse of time would constitute a default under) RPI 49's charter documents or by-laws or any statute, order, rule or regulation applicable to it or any agreement or instrument binding on RPI 49;

         c. No proceedings are pending or threatened against or affecting RPI 49 before any court, arbitration or administrative or governmental body which, in the aggregate, would materially and adversely affect any action taken or to be taken by RPI 49 under this Participation Agreement;

         d. Upon Closing, RPI 49 will be the lawful holder of the Loan Documents and, except pursuant to the Purchase Money Financing none of the Loan Documents shall have been pledged, hypothecated or subordinated by RPI 49, nor have any of them been discharged, satisfied or released, and RPI 49 shall not have granted a participation interest in any of the Loan Documents except pursuant to this Participation Agreement. Further, RPI 49 will not hereafter amend or modify any of the Loan Documents without informing RAIT, and only if permitted in writing by the Purchase Money Lender pursuant to the terms of the Purchase Money Financing.

         6. REPRESENTATIONS AND WARRANTIES OF RAIT. RAIT hereby represents, warrants and covenants to RPI 49 that:

         a. RAIT is a limited partnership organized, validly existing and in good standing under the laws of the State of Delaware and RAIT has the requisite power and authority to execute this Participation Agreement and to consummate the transactions contemplated herein;

         b. This Participation Agreement has been duly authorized, executed and delivered by RAIT, is valid and enforceable against RAIT in accordance with its terms and is not in contravention of any law, rule, regulation, order or agreement by which RAIT is bond and the execution, delivery and performance of this Participation Agreement by RAIT will not result in and has not resulted in any breach of any provision of, or constitute a default under (or an event which, with or without notice and/or lapse of time would constitute a default under) RAIT's partnership agreement statute, order, rule or regulation applicable to it or any agreement or instrument binding on RAIT;

         c. No proceedings are pending or threatened against or affecting RAIT before any court, arbitration or administrative or governmental body which, in the aggregate, would adversely affect any action taken or to be taken by RAIT under this Participation Agreement.


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         7. MISCELLANEOUS.

         a. RAIT and RPI 49 each hereby agree to execute and deliver to the other, as requested, such instruments or documents as are reasonably deemed necessary or appropriate to consummate the transactions contemplated herein.

         b. This Participation Agreement and the Exhibits attached hereto represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral or written statements, documents or agreements. There are no unwritten oral agreements between the parties Participation Agreement can not be amended, modified or supplemented except by an instrument in writing executed by both parties hereto. RAIT and RPI 49 expressly agree for the benefit of the Purchase Money Lender that this Participation Agreement cannot be modified, amended or changed without the Purchase Money Lender's written consent. It is further agreed that the Purchase Money Lender is an intended third party beneficiary of this Participation Agreement.

         c. Any notices to parties required or permitted by this Participation Agreement shall be in writing, and any such notices, and any payments or documents to be delivered hereunder, shall be delivered by overnight mail service, in person or by facsimile with written confirmation thereof, and shall be deemed delivered one (1) business day after mailing by overnight courier service and upon receipt thereof if personally or by facsimile to the following addresses:

                                           If to RPI 49:

                                           Resource Properties XLIX, Inc.
                                           1521 Locust Street; Suite 400
                                           Philadelphia, PA  19102
                                           ATTN:  Scott F. Schaeffer

                                           If to RAIT:

                                           RAIT Partnership, L.P.
                                           1845 Walnut Street
                                           10th Floor
                                           Philadelphia, PA 19103
                                           ATTN:  Jay Eisner

A party may change its address by notifying the other party to this Participation Agreement of the address change in the manner set forth in this Section.

         d. The terms of this Participation Agreement shall be binding upon, and shall inure to the benefit of RAIT, RPI 49 and their successors and assigns.


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         e. This Participation Agreement shall be governed by and
construed in accordance with the laws of the Commonwealth of Pennsylvania.

         f. This Participation Agreement may be signed in counterparts, each of which shall be an original and both of which taken together constitute one agreement. In making proof of this Participation Agreement, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged.

         g. This Participation Agreement may not be recorded in any place of public record. Any such attempted recording shall be null and void.

         h. This Participation Agreement is an agreement of participation only and neither the execution of this Participation Agreement, nor the sharing by RPI 49 and RAIT of an interest in the Loan or in the collateral or security for the Loan is intended to be, nor shall it be construed to be a loan from the RAIT to RPI 49, nor the formation of a partnership or joint venture between RAIT and RPI 49. This Participation Agreement may not be amended without the prior written consent of the Purchase Money Lender.

         i. All of the terms, covenants and conditions herein shall inure to the benefit of and be binding upon the parties hereto. Neither RPI 49 nor RAIT, however, shall, without the prior consent of the other, assign this Participation Agreement or any rights thereunder, or any part of its participation ownership interest covered by this Participation Agreement. A transfer of any interest herein or in the Loan in violation of any of the provisions hereof shall confer no rights upon the transferee. Any transfer permitted hereunder shall bind the assignee to the same extent as the assignor has been bound.


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         IN WITNESS WHEREOF, and intending to be legally bound, the undersigned have executed and delivered this Participation Agreement as of the date first above written.
                                             RESOURCE PROPERTIES XLIX, INC.


                                             By:_____________________________
                                                  Scott Schaeffer, President



                                              RAIT PARTNERSHIP, L.P.

                                              BY:      RAIT GENERAL, INC., ITS
                                                       GENERAL PARTNER


                                              By:____________________________
                                                   Jay Eisner, President



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